Exhibit (a)(4)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. Social security numbers have nine digits separated by two hyphens: e.g. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: e.g. 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give the SOCIAL SECURITY number of:
1. An individual’s account	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4. a. The usual revocable savings trust account (grantor is also trustee)	The grantor–trustee(1)
b. So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
5. Sole proprietorship account or account of a disregarded entity owned by an individual	The owner(3)

For this type of account:	Give the EMPLOYER IDENTIFICATION number of:
6. Corporate account	The corporation
7. A valid trust, estate, or pension trust	The legal entity(4)
8. Religious, charitable, or educational organization account	The organization
9. Partnership account	The partnership
10. Association, club, or other tax-exempt organization	The organization
11. A broker or registered nominee	The broker or nominee
12. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number.
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number (“TIN”) or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for business and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees and Payments Exempt from Backup Withholding

Payees specifically exempted from backup withholding on broker transactions include the following:

•	A corporation.

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An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or an individual retirement plan where the payer is also the trustee or custodian, or a custodial account under section 403(b)(7) of the Code if the account satisfies section 401(f)(2) of the Code.

•	The United States of America (the “U.S.”) or any of its agencies or instrumentalities.

•	A state, the District of Columbia, a possession of the U.S., or any of their political subdivisions or instrumentalities.

•	A foreign government or any of its political subdivisions, agencies, or instrumentalities.

•	An international organization or any of its agencies or instrumentalities.

•	A foreign central bank of issue.

•	A dealer in securities or commodities required to register in the U.S. or a possession of the U.S.

•	A futures commission merchant registered with the Commodity Futures Trading Commission.

•	A real estate investment trust.

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A common trust fund operated by a bank under section 584(a) of the Code.

•	A financial institution.

•	A person registered under the Investment Advisors Act of 1940 who regularly acts as a broker.

•	A middleman known in the investment community as a nominee or custodian.

•	A trust exempt from tax under section 664 of the Code or described in section 4947 of the Code.

Payments of dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under Section 1441 of the Code.

•	Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

•	Payments described in Section 404(k) of the Code made by an employee stock ownership plan.

•	Payments made by certain foreign organizations.

Payments of interest not generally subject to backup withholding include the following:

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Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is US$600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct TIN to the payer.

•	Payments described in section 6049(b)(5) of the Code to nonresident aliens.

•	Payments on tax-free covenant bonds under section 1451 of the Code.

•	Payments made by certain foreign organizations.

•	Mortgage interest paid to you.

Exempt payees described above should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. YOU MUST FILE THE FORM W-9 WITH THE PAYER. FURNISH YOUR TIN, WRITE “EXEMPT” ON THE FACE OF THE FORM W-9, SIGN AND DATE THE FORM W-9 AND RETURN IT TO THE PAYER. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACK-UP WITHHOLDING, FILE WITH THE PAYER A COMPLETED INTERNAL REVENUE SERVICE FORM W-8BEN (CERTIFICATE OF FOREIGN STATUS).

Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A, 6042, 6044, 6045, 6049 and 6050A and 6050N of the Code and the regulations promulgated thereunder.

Privacy Act Notice. Section 6109 of the Code requires most recipients of dividends, interest, or other payments to give their TIN to payers who must report the payments to IRS. The IRS uses the TIN for identification purposes and to help verify the accuracy of tax returns. Payers must generally withhold 28% of taxable interest, dividends, and certain other payments to a payee who does not furnish a TIN to a payer. Certain penalties may also apply.

Penalties

(1)	Penalty for Failure to Furnish TIN. If you fail to furnish your TIN to a payer, you are subject to a penalty of US$50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to penalty of US$500.

(3)	Criminal Penalty for Falsifying Information. Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

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